EXHIBIT 5
[WALLER LANSDEN DORTCH & DAVIS, LLP LETTERHEAD]
May 1, 2009
Psychiatric Solutions, Inc.
6640 Carothers Parkway, Suite 500
Franklin, Tennessee 37067

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
          We are acting as counsel to Psychiatric Solutions, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the above-referenced registration statement (the “Registration Statement”) of up to 2,000,000 shares of the Company’s common stock, $.01 par value per share (the “Shares”), that may be issued under the Psychiatric Solutions, Inc. Equity Incentive Plan, as amended (the “Plan”). In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
          Based upon the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the Plan and in the Registration Statement, will be duly authorized, legally issued, fully paid and nonassessable.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.
Very truly yours,
/s/ Waller Lansden Dortch & Davis, LLP